EXHIBIT 14

PAR PHARMACEUTICAL COMPANIES, INC.

CORPORATE GOVERNANCE:

CODE OF ETHICS

I.

PURPOSE OF CODE OF ETHICS

Par Pharmaceutical Companies, Inc. requires compliance with its Code of Ethics by its officers, employees and directors and compliance with the Code of Conduct for the officers, employees and directors of all of its subsidiaries (collectively, the “Company”).  The purpose of this Code of Ethics and the Code of Conduct is to promote the honest and ethical conduct of all individuals employed by or associated with the Company.

The Company expects honest and ethical conduct from all of its employees in all aspects of its business. Employees must conduct their activities in accordance with all applicable laws and regulations.  Compliance with this Code is a condition of employment and any violations of the Code may result in disciplinary action, up to and including termination of employment.

II.

GENERAL STANDARDS OF CONDUCT

A.

Directors

Each director must take reasonable steps to avoid any conflicts of interest between the director and the Company.  Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Ethics Officer.  A “conflict of interest” can occur when a director’s personal interest interferes – or even appears to interfere – with the interests of the Company as a whole.  A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his Company work objectively and effectively.  Conflicts of interest also arise when a director, or a member of his immediate family, receives improper personal benefits as a result of his position as a director of the Company.  “Immediate family” includes a director’s spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such director’s home.

Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises, in that regard, directors are prohibited from (a) taking for themselves opportunities that are discovered through the use of corporate property, information or position, (b) using corporate property, information or position for personal gain and (c) competing with the Company for business opportunities.

Directors shall maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a director, except when disclosure is authorized or legally mandated.

CORPORATE GOVERNANCE:  Code of Ethics

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As amended by the Board of Directors, February 2009

“Confidential information” includes all nonpublic or proprietary information relating to the Company.

Directors shall ensure fair dealing by employees, officers and directors with the Company’s customers, suppliers, competitors and employees.  The directors have placed responsibility of overseeing fair dealing by employees, officers and directors with management of the Company. “Fair dealing” means the avoidance of unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.  This provision will have no effect on existing legal rights and obligations of the Company and its employees, including “at will” employment arrangements.

Directors shall protect the Company’s assets and encourage their efficient use.  All Company assets should be used for legitimate business purposes.

Directors shall comply, and oversee compliance by employees, officers and other directors, with laws, rules and regulations applicable to the Company, including insider trading laws.  The Directors have placed responsibility for enforcement of compliance by employees, officers and other directors of all laws, rules and regulations applicable to the Company, including insider trading laws, with management of the Company.  In connection therewith, in September 2006 the Board adopted the Amended and Restated Policy Statement on the Prevention of Insider Trading, Selective Disclosure and Related Matters for the Company.

Directors should promote ethical behavior and take steps to ensure that the Company (a) encourages employees to report violations of laws, rules, regulations or the Company’s Code of Ethics to appropriate personnel, (b) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation and (c) has a policy that assures employees that the Company will not retaliate for reports made in good faith.

B.

Management

The Chief Executive Officer (CEO) and Chief Financial Officer (CFO) of the Company and its subsidiaries should set an example for employees under their supervision by making and demonstrating their own personal commitment to the Company’s operating principles of integrity and honesty.  Management should promote honest and ethical conduct; full, fair, and accurate, timely and understandable disclosure; and compliance with applicable governmental rules and regulations.  The CEO and CFO should evaluate contemplated transactions and products in terms of appropriateness, ethics and the Company’s good reputation. The CEO and CFO shall give their full support to the Ethics Officer in performance of his or her corporate governance responsibilities.

The CEO and CFO shall take direction from and report fully and regularly to the Board of Directors of the Company, which is to monitor their activities and oversee corporate strategy.  In that regard, the CEO and CFO must bring to the timely attention of the Board of Directors any information that materially affects the business of the Company and its subsidiaries. The CEO and CFO shall take no steps to implement any important corporate activity without first securing

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 2

the approval of the Board of Directors as to the proper course of action.  It is the responsibility of the CEO and CFO to make sure that all Company transactions are properly authorized and Company assets safeguarded against unauthorized and improper use.  The CEO and CFO must bring promptly to the Board’s attention any information of which they may become aware that affects the disclosures made by the Company in its public filings and otherwise assist the Board in fulfilling its responsibilities.

The Board of Directors has delegated certain of its responsibilities to specific committees of the Board of Directors.  Each of the committees has a charter that sets out their principal duties and responsibilities.  The Audit, Nominating and Compensation Committees are composed entirely of independent directors. The CEO and CFO shall take direction from and report fully to the committees of the Board of Directors with respect to their areas of responsibilities.

It is the CEO’s responsibility to implement the decisions of the Board of Directors and direct the day to day operations of the Company including marketing, sales, production and personnel.  The CEO shall report to the Board all matters related to business transactions, operations, finance, and any other matters material to the Company within the CEO’s purview or knowledge and carry out such other duties, or wind down and transition his existing duties, as may from time to time be directed by the Board of Directors.

The CFO is responsible for analyzing and reviewing financial data, reporting financial performance, preparing budgets, and monitoring expenditures and costs.  The CFO is required to present this information on a regular basis to the Board of Directors and to shareholders and regulatory bodies.  The CFO shall ensure that the Company’s accounting practices provide full and fair disclosure of the financial condition of the Company in compliance with applicable accounting rules and regulations and the maintenance of all books and records in such a way as to fully reflect all company transactions and to enable the preparation of accurate and timely periodic reports.

The CEO and CFO must certify that the Company’s financial reporting does not contain false statements or omissions of material facts, such as non-compliance with regulations.  In the performance of their duties, the CEO and CFO are prohibited from knowingly misrepresenting facts.  The CEO and CFO will be considered to have knowingly misrepresented facts if they knowingly make, permit or direct another to make false or misleading statements.

The CEO and CFO should establish and maintain internal disclosure controls and procedures in fulfillment of their responsibilities.  These include clear policies, proper records management systems, adequate audit controls and training programs.

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 3

C.

Ethics Officer Responsibilities

The General Counsel shall perform the function of Ethics Officer. The Ethics Officer shall have the support of the CEO and CFO of the Company and subsidiaries and shall report to the Board of Directors and relevant Board committees.  The Ethics Officer also shall be charged with representing the Company to the investment community with respect to corporate governance.

The Ethics Officer shall assist the Audit Committee of the Board in its oversight of the operation of this Code and serve as the liaison to corporate governance ratings organizations.  The Ethics Officer shall assess the adequacy of this Code periodically and recommend any changes to the Audit Committee.  Any changes made to the Code shall be explained and disclosed on a prompt basis.

The Ethics Officers shall assist the Audit Committee in determining appropriate actions to be taken in the event of violations of the Code.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.  In determining what action is appropriate in a particular case, consideration should be given to all relevant information, including the severity of the violation, whether the violation was a single occurrence or a repeated occurrence, whether the violation appears to been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

D.

Employees

One of the Company’s strongest employee strengths is our collective reputation of integrity and honesty.  A fundamental principle on which the Company will operate its business is full compliance with applicable laws and regulations, including for example, anti-trust, unfair competition and deceptive trade laws, as well as equal employment, labor and safety and health laws.  The Company will also conduct its business in accordance with sound ethical standards.  Achieving business results by illegal acts or unethical conduct is not acceptable.  All employees shall conform their conduct to these requirements.

Employees shall not offer, give, solicit or receive any bribe, payment, gift or thing of value to or from any person or entity with whom the Company has been or is seeking or presently has any business or regulatory relationship except for gifts of a nominal value which are legal and given in the ordinary course of business. All employees must promptly report the offering or receipt of gifts above a nominal value to their supervisor.  This rule does not bar authorized and reasonable travel and entertainment expenses incurred in the normal conduct of the Company’s business, except that employees shall not entertain government personnel in connection with the Company’s business.

Employees shall not directly or indirectly authorize, pay, promise, deliver or solicit any payment, gratuity or favor for the purpose of influencing any political official or government employee in the discharge of that person’s responsibilities.

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 4

All political activities relating to the Company shall be conducted in full compliance with applicable law.  No Company funds or property shall be used for any political contribution or purpose unless first approved by the Chairman and Chief Executive Officer. Employees may make direct contributions of their own money to political candidates and activities of their choice, but these contributions will not be reimbursed by the Company.

Other than their compensation from the Company, employees shall not have a financial or other personal interest in a transaction between the Company and a vendor, supplier, or customer unless otherwise permitted by the Company’s conflict of interest policy.

Employees shall not engage in any financial, business, or other activity which competes with Company’s businesses, or interferes or appears to interfere with the performance of their duties for the Company, or which involve the use of Company property, facilities or resources, except to the extent consistent with the Company’s conflict of interest policy. Employees shall not make false or disparaging statements about competitors or their products or attempt to coerce customers into purchasing products or services from the Company.  All employees shall comply with the Company’s policy on insider trading.

All of the Company’s business transactions shall be carried out in accordance with management’s general or specific directives.  All Company’s accounting books and records shall be kept (created, maintained, retained, and destroyed) in accordance with law and generally accepted accounting standards or other applicable standards, including the Company’s record management policy.  All transactions, payments, receipts, accounts and assets shall be completely and accurately recorded on the Company’s books and records on a consistent basis.  No payment shall be approved or made with the intention or understanding that it will be used for any purpose other than that described in the supporting documentation for the payment.  All information recorded and submitted to other persons must not be used to mislead those who receive the information or to conceal anything that is improper.

All employees shall maintain the confidentiality of the Company’s trade secrets, business information and of information relating to the Company’s vendors, suppliers, and customers. Employees shall not use any such confidential or proprietary information except as is appropriate for the Company’s business. Employees shall not seek improperly to obtain or to misuse confidential information of the Company’s competitors.

E.

Reporting of Violations

Illegal acts or improper conduct may subject the Company to severe civil and criminal penalties, including large fines and being barred from certain types of business.  It is, therefore, very important that any alleged or suspected illegal activity or violations of this Code be promptly brought to the Company’s attention.  In many cases, if the Company discovers and reports illegal acts to the appropriate governmental authorities, the Company may be subject to lesser penalties.

Any employee or director who learns or reasonably suspects any violation of this Code or any alleged illegal activity by any employee, director or another person acting on the Company’s

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 5

behalf, shall promptly report the alleged violation or illegal activity in person, by phone or in writing to the Ethics Officer.

It is a violation of this Code for employees or directors not to report an alleged violation of the Code or any alleged illegal activity.  If you have a question about whether particular acts or conduct may be illegal or violate the Code, you should contact the Ethics Officer.  If the alleged illegal acts or conduct in violation of the Code involve a person to whom such alleged illegal acts or violation might otherwise be reported, the alleged illegal acts or violation should be reported to another person to whom reporting is appropriate.

It is the Company’s policy to promptly, and thoroughly, investigate reports of alleged illegal activity or violations of this Code.  All employees and directors must cooperate with these investigations. It is a violation of this Code for employees to prevent, hinder or delay discovery and full investigation of alleged illegal acts or violations of this Code.

To the extent practicable, the Company will take reasonable precautions to maintain the confidentiality of those individuals who report alleged illegal activity or violations of this Code and of those individuals involved in the alleged improper activity, whether or not it turns out that improper acts occurred. Employees and directors may report alleged illegal acts or a violation of this Code anonymously.

No reprisals will be taken or permitted against employees or directors for good faith reporting of, or cooperating in the investigation of, alleged illegal acts or violations of this Code, solely for such reporting or cooperation.  It is a violation of this Code for employees or directors to conduct reprisals in regard to employees who have made a good faith report of, or cooperated in the investigation of, alleged illegal acts or violation of this Code, solely for such reporting or cooperation.

Employees who violate the code or commit illegal acts are subject to discipline up to and including termination.  In addition, action may be taken to the full extent allowable under the law. While reporting or cooperating as discussed herein may be considered in determining appropriate discipline, if warranted, employees will not be absolved from their responsibility or from possible discipline for improper conduct simply by reporting or cooperating.  Any such discipline shall not constitute reprisal under this policy.

This policy does not prevent an employee or director also from reporting alleged or suspected violations of law to appropriate government agencies or other appropriate parties.  However, the Company strongly encourages employees and directors to report alleged violations to the Ethics Officer before reporting them to the government or others. The Company has mechanisms to deal internally with claims of violations and employees and directors are encouraged to contact the Ethics Officer to discuss these claims.

F.

Government Reports, Interviews and Investigations

The Company and its employees and directors shall cooperate fully and promptly with appropriate government investigations into possible civil and criminal violations of the law.  It is

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 6

important, however, that in this process the Company is able to protect the legal rights of the Company and its employees and directors. To accomplish these objectives, if an employee or director is approached by any government official or agent making inquiries or requests for information, documents or interviews, the employee or director should promptly contact the Chairman and the Chief Executive Officer, who will give advice relative to rights and obligations. Ultimately, the decision regarding contact with a government investigator is up to the employee  or director and the Company will not retaliate against any employee or director who chooses to do so.  Contact is not required prior to speaking with certain government agencies about claims against the Company under employment, labor or occupational safety and health laws, unless the employee is in a management or supervisory position.  However, the Company has mechanisms to deal internally with such claims, and employees are encouraged to contact the individuals listed above to discuss these claims.

Records, which contain confidential information about the Company or its customers, are property of the Company.  Confidential information is defined in the Company’s Trade Secret, Non-Disclosure and Restrictive Covenant Agreement signed by employees upon hire.  Employees do not have the authority to produce confidential records for a government investigator without permission from the Company.

Employees and directors who participate in government interviews shall give answers that are truthful, complete and unambiguous.

G.

Compliance with Law and Regulations

The Company’s business is subject to extensive governmental regulation.  It is the responsibility of employees to be familiar with the laws and regulations that relate to their duties and responsibilities and to comply with them.

It is Company policy to comply with the antitrust and competition laws of each country in which the Company does business.  No employee of the Company shall engage in anti-competitive conduct in violation of any antitrust or anti-competition law.

The Company’s business with respect to development, manufacture, approval and marketing of pharmaceutical products is heavily regulated.  Because of the complex nature of many of these regulations, employees must take particular care to ensure that they are aware of appropriate regulatory requirements and take the necessary steps to comply with them.

The Company requires full compliance with applicable workplace safety, industrial hygiene and environmental standards mandated by law.

The Company is required by the securities laws to disclose to the public important information concerning the Company.  The Company’s Senior Financial Officers are responsible for ensuring that the Company’s financial statements, public reports and communications contain disclosure that is full, fair, accurate, timely and understandable.  In that regard, the Senior Financial Officers are responsible for establishing and maintaining effective disclosure controls and procedures and internal controls and procedures for financial reporting.

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 7

Federal, state and local laws and regulations govern Company relations with government officials and may prohibit or modify the practices governing the relationships with commercial accounts.  Persons employed by government departments and agencies are by law and regulation restricted from accepting entertainment, meals, gifts, gratuities and other items of value from companies or persons with whom those departments and agencies do business or over whom they have regulatory authority.  Accordingly it is Company policy that employees not accept or provide gifts, gratuities, entertainment or favors to government officials, including purchase of meals, when the action may result in a conflict of interest (or an appearance of conflict of interest), such as an attempt to influence a government official’s actions or a violation of the government employee’s own rules.  Permissible exceptions include providing items of nominal value, such as refreshments, on occasion, in a business connection.

H.

Use of Company Funds and Property; Record-Keeping

No Company funds or assets shall be used for any unlawful purpose.  No employee shall purchase privileges or special benefits through payment of bribes, illegal political contributions or other illicit payments.

Every employee must safeguard Company property from loss or theft and may not take such property for personal use. No employee should use the Company electronic communications system to access or post material that is pornographic, obscene, sexually-related, profane or otherwise offensive, intimidating or hostile. Company’s Internet Policy sets forth in greater detail the conduct permitted or prohibited by employees when using Company’s electronic communications system.

No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such a prohibited act, even if directed to do so by a superior.

No payment shall be approved or made with the agreement or understanding that any part of such payment is to be used for any purpose other than that described by documents supporting the payment.

The Company business records must be retained for the periods specified in the Company’s record retention policy.  Records may be destroyed only at the end of the pertinent period.  In no case may documentation involved in a pending or threatened litigation, government inquiry or under subpoena or other information request be discarded or destroyed, regardless of the period specified in the records retention policy. In addition, no employee may destroy, alter, or conceal with an improper purpose, any record, or otherwise impede any official proceeding, either personally or in conjunction with, or by attempting to influence another person.

I.

Conflicts of Interest

1.

We respect your right to engage in activities outside of your work for the Company.  We encourage our employees to be well-rounded, active and contributing citizens.  However, to avoid any actual or perceived conflict of interest, we ask that:

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 8

•

You not become involved at any level in a business transaction that could be viewed as a conflict between your personal interest and those of the Company or your role as an employee of the Company without prior full disclosure.

•

You not accept any outside employment that could interfere with your attendance or satisfactory performance of your duties at the Company without prior full disclosure.

•

You not accept directly or indirectly gifts, payments, fees, return services, discounts, privileges or favors of any type that in any fashion might appear to obligate or compromise the Company or you as an employee of the Company.

•

Supervisors or managers not attempt to influence the hiring or employment of relatives or other persons by the Company’s clients, suppliers or providers.

2.

If you have any outside interest or activities which you feel may be interpreted as a conflict of interest, please discuss these activities with your supervisor or with the Vice President, Human Resources.

J.

Employee Gifts from Third Parties

Employees who deal with suppliers, vendors and consultants must use good judgment and the highest standards of integrity consistent with Company policy.  The continued success of the Company is dependent upon our customers’ and suppliers’ trust and we are dedicated to preserving that trust and confidence of the public.  Decisions made by Employees must not be influenced by personal favors or gifts.

Employees may accept gifts of nominal value (e.g. holiday gifts, plants, flowers, sporting, concert or theatre tickets) from suppliers, vendors, and consultants provided such gifts are part of the ordinary practice of the donor and are not conditioned, directly or indirectly, on influencing the employee’s behavior and/or decisions.  All employees are expected to exercise care in the acceptance of business meals, entertainment, and vendor sponsored events (e.g. golf tournaments, major sporting events).  Before accepting an invitation to a vendor sponsored event the employee must receive approval from the most senior manager within that department.  Such activities should be infrequent, consistent with business practices and for the express purpose of enhancing a business relationship to Par’s benefit.

Employees are prohibited from accepting cash or checks from third parties.  In all cases, the receipt of any gift must be such that there is no appearance of impropriety.  All gifts (other than trivial gifts such as pens, memo pads, calendars, etc.) with a value above $150 must be reported to an employee’s supervisor.

Any employee that violates this policy will be subject to disciplinary action.

K.

Insider Trading

1.

To ensure fairness and public trust in the stock market, insider trading is prohibited by law.  Insider trading involves using for personal gain any financial, technical or other information that is not otherwise available to the general public.  Under the law, it is not necessary to actually

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 9

engage in trading to violate the insider trading restrictions.  Providing inside information to others is also illegal.

2.

Examples of “inside” information include, but are not limited to, information related to acquisitions and mergers, new contracts, new products, expansion plans, major management changes, dividend rates, earnings, stock splits, or other corporate developments. Employees, shareholders and board members (and their families) are obligated to abide by federal laws and regulations prohibiting trading in the securities markets based on “inside” information, or communicating “inside” information about the company or its competitors, customers or suppliers. This policy is further detailed in the Amended and Restated Policy Statement on the Prevention of Insider Trading, Selective Disclosure and Related Matters.

III.

COMPLIANCE WITH LAW AND ETHICS CODE

Employees are expected to comply with both the letter and the spirit of all applicable governmental rules and regulations and this Code and to report any suspected violations of applicable governmental rules and regulations or this Code to the Ethics Officer.  Employees should not conduct their own independent investigations.  No employee will be subject to retaliation because of a good faith report of a suspected violation.  If an employee fails to comply with this Code or any applicable laws or regulations, the employee may be subject to disciplinary measures, up to and including discharge.

IV.

NO RIGHTS CREATED

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees in the conduct of the Company’s business.  It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 10

ACKNOWLEDGEMENT FORM

I have received and read the Code of Ethics for the Company and I understand its contents.  I agree to comply fully with the standards contained in the Code of Ethics and the Company’s related policies and procedures.  I understand that I have an obligation to report to the Ethics Officer any suspected violations of the Code of Ethics.

_________________________

Printed Name

_________________________

Signature

__________________________

Date

CORPORATE GOVERNANCE:  Code of Ethics

As amended by the Board of Directors, February 2009                                                                 11